Legg Mason Partners Variable Portfolios I,
Inc.
 Leg Mason Partners Variable Global High
Yield Portfolio

 Sub Item 77C

Results of a Special Meeting
of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for, against or cast for, against or withheld, as well as the number of abstentions and broker non votes as to the following proposals: (1) elect Board Members
(1) elect Board
Members
(2) Agreement and Plan of reorganization and (3) Revise Fundamental Investment Policies.

Proposal 1: Elect Board
Members.

   Item Voted On    Votes For    Authority
                                 Withheld   Abstentio
                                               ns

Nominees:
 Paul R Ades       64,709,967.8 1,305,841.08    0.000
                            50            1
 Andrew L. Breech  64,737,763.5 1,278,045.41    0.000
                            14            7
 Dwight B. Crane   64,720,339.0 1,295,469.86    0.000
                            63            8
 Robert M. Frayn,  64,679,716.2 1,336,092.70    0.000
Jr.                         28            3
 Frank G. Hubbard  64,725,950.4 1,289,858.51    0.000
                            17            4
 Howard J.         64,658,954.1 1,356,854.80    0.000
Johnson                     28            3
 David E. Maryatt  64,756,817.9 1,258,991.00    0.000
                            22            9
 Jerome H. Miller  64,635,304.4 1,380,504.44    0.000
                            83            8
 Ken Miller        64,745,957.1 1,269,851.75    0.000
                            75            6
 John J. Murphy    64,676,372.3 1,339,436.59    0.000
                            37            4
 Thomas T.         64,739,023.1 1,276,785.78    0.000
Schlafly                    48            3
 Jerry A.          64,708,330.6 1,307,478.23    0.000
Viscione                    98            3
 R. Jay Gerken,    64,589,947.4 1,425,861.53    0.000
CFA                         00            1



Proposal 2: Regroup and
Reorganize Fund.

                                                      Broker
   Item Voted On    Votes For      Votes               Non-
                                  Against   Abstentio Votes
                                               ns

Agreement and
Plan of
 Reorganization    8,823,815.89  213,559.860 187,403.1    0.000
                             2                    52


Proposal 3: Revise Fundamental Investment
Policies.

                                                      Broker
  Items Voted On    Votes For      Votes               Non-
                                  Against   Abstentio Votes
                                               ns

 Borrowing Money   8,748,458.90  253,974.530 222,345.4    0.000
                             2                    72
 Underwriting      8,782,864.20  214,469.433 227,445.2    0.000
                             4                    67
 Lending           8,733,681.77  221,875.535 269,221.5    0.000
                             8                    91
 Issuing Senior    8,757,247.87  246,442.341 221,088.6    0.000
Securities                   6                    87
 Real Estate       8,779,613.31  229,712.391 215,453.1    0.000
                             6                    97
 Commodities       8,799,897.58  202,316.012 222,565.3    0.000
                             7                    05
 Concentration     8,775,049.80  228,532.879 221,196.2    0.000
                             6                    19
 Diversification   8,752,669.31  248,033.313 224,076.2    0.000
                             9                    72
 Investment in
other
    Investment     8,728,235.23  227,081.715 269,461.9    0.000
Companies                    0                    59